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                                                                   EXHIBIT 12.01

                             K & F INDUSTRIES, INC.

       STATEMENT OF COMPUTATION OF EARNINGS (DEFICIENCY) TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                   THREE MONTHS
                                                       ENDED
                                                     JUNE 30,                           YEAR ENDED MARCH 31,
                                                 -----------------       ---------------------------------------------------
                                                  1996      1995          1996       1995       1994       1993       1992
                                                 -------   -------       -------   --------   --------   --------   --------
Income (loss) before income taxes..............  $ 5,490   ($1,299)      $   507   ($10,173)  ($31,736)  ($21,210)  ($14,724)
Fixed charges (a)..............................   10,013    11,032        43,340     48,171     53,446     54,908     53,728
Less: capitalized interest.....................     (201)        0          (105)         0          0          0          0
                                                 -------   -------       -------   --------   --------   --------   --------
Earnings (b)...................................  $15,302   $ 9,733       $43,742   $ 37,998   $ 21,710   $ 33,698   $ 39,004
                                                 =======   =======       =======   ========   ========   ========   ========
Ratio of earnings available to cover fixed
  charges......................................     1.53x                   1.01x
Deficiency of earnings available to cover fixed
  charges......................................            ($1,299)                ($10,173)  ($31,736)  ($21,210)  ($14,724)

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(a) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).
(b) Earnings consist of income (loss) before income taxes plus fixed charges (excluding capitalized interest).